Exhibit 99.1

RPC, Inc.

Board of Directors Appoints

John F. Wilson as New Director

ATLANTA, April 26, 2022 – RPC, Inc. (NYSE: RES) today announced the appointment of John F. Wilson to the Board of Directors of the Company effective April 26, 2022.

Wilson is the Vice Chairman of Rollins, Inc. and has previously served as President and Chief Operating Officer of Rollins. Prior to that role he served as Vice President, and then President, of Orkin, LLC. In addition to his new role as an RPC director, he is currently a director at Rollins, Inc. and is concurrently joining the Board of Marine Products Corporation. He will bring extensive operational, management, and leadership experience to the RPC, Inc. Board of Directors. Mr. Wilson will serve as a Class II director.

Richard A. Hubbell, President and Chief Executive Officer, stated “We are pleased to welcome John to our Board. He is an accomplished leader that will bring strategic insights to RPC.”

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the internet at RPC.net.

For information about RPC, Inc. or this event, please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@rpc.net